UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                             BONTAN CORPORATION INC.
                             -----------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    09852M101
                                    ---------
                                 (CUSIP Number)

                              Pinetree Capital Ltd.
                               The Exchange Tower
                        130 King Street West, Suite 2810
                            Toronto, Ontario, Canada
                                     M5X 1A9
                            Telephone: (416) 941-9600
                           Attention: Richard Patricio
                           ---------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                   Copies to:

                              Ralph W. Norton, Esq.
                               Davis & Gilbert LLP
                                  1740 Broadway
                            New York, New York 10019
                                 (212) 468-4800

                                 March 20, 2006
                                 --------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. |_|

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.ss. 240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


                               Page 1 of 9 pages

--------------------------------------
         CUSIP No. 09852M101
--------------------------------------


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     PINETREE RESOURCE PARTNERSHIP
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |_|
     (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

     PF
--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Ontario
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0 (SEE ITEMS 2 AND 5)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        5,112,000 (SEE ITEMS 2 AND 5)
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0 (SEE ITEMS 2 AND 5)
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    5,112,000 (SEE ITEMS 2 AND 5)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,112,000 (SEE ITEMS 2 AND 5)
--------------------------------------------------------------------------------
12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                     |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.7 % (SEE ITEMS 2 AND 5)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

                                Page 2 of 9 pages

--------------------------------------
CUSIP No. 09852M101
--------------------------------------


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     GENEVEST INC.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |_|
     (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

     PF
--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     ALBERTA
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0 (SEE ITEMS 2 AND 5)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        5,112,000 (SEE ITEMS 2 AND 5)
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0 (SEE ITEMS 2 AND 5)
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    5,112,000 (SEE ITEMS 2 AND 5)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,112,000 (SEE ITEMS 2 AND 5)
--------------------------------------------------------------------------------
12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                     |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.7 % (SEE ITEM 5)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
--------------------------------------------------------------------------------

                                Page 3 of 9 pages

--------------------------------------
CUSIP No. 09852M101
--------------------------------------

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     EMERALD CAPITAL CORP.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |_|
     (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

     PF
--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     ALBERTA
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0 (SEE ITEMS 2 AND 5)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        5,112,000 (SEE ITEMS 2 AND 5)
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0 (SEE ITEMS 2 AND 5)
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    5,112,000 (SEE ITEMS 2 AND 5)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,112,000 (SEE ITEMS 2 AND 5)
--------------------------------------------------------------------------------
12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                     |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.7 % (SEE ITEM 5)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
--------------------------------------------------------------------------------


                                Page 4 of 9 pages

--------------------------------------
CUSIP No. 09852M101
--------------------------------------


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     PINETREE CAPITAL LTD.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |_|
     (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

     PF
--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     ONTARIO
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0 (SEE ITEMS 2 AND 5)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        5,112,000 (SEE ITEMS 2 AND 5)
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0 (SEE ITEMS 2 AND 5)
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    5,112,000 (SEE ITEMS 2 AND 5)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,112,000 (SEE ITEMS 2 AND 5)
--------------------------------------------------------------------------------
12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                     |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.7 % (SEE ITEM 5)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
--------------------------------------------------------------------------------


                                Page 5 of 9 pages

--------------------------------------
CUSIP No. 09852M101
--------------------------------------


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     SHELDON INWENTASH
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |_|
     (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

     PF
--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     CANADA
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    2,500,000 (SEE ITEMS 2 AND 5)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        5,112,000 (SEE ITEMS 2 AND 5)
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           2,500,000 (SEE ITEMS 2 AND 5)
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    5,112,000 (SEE ITEMS 2 AND 5)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,612,000 (SEE ITEMS 2 AND 5)
--------------------------------------------------------------------------------
12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                     |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     25.5 % (SEE ITEM 5)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

                                Page 6 of 9 pages

This Amendment No. 1 (this "Amendment") to the Statement on Schedule 13D filed on April 27, 2006 (the "Schedule 13D") by Pinetree Resource Partnership, a general partnership formed under the laws of the Province of Ontario, Canada ("Pinetree Resource"), Pinetree Capital Ltd., a corporation formed under the laws of the Province of Ontario, Canada, Genevest inc., a corporation formed under the laws of the Province of Alberta, Canada, Emerald Capital Corp., a corporation formed under the laws of the Province of Alberta, Canada and Sheldon Inwentash relates to the common stock, no par value per share, of Bontan Corporation Inc., a corporation formed under the laws of the Province of Ontario, Canada. The purpose of this amendment is to file a copy of a resolution of Pinetree Resource authorizing Larry Goldberg to sign the Schedule 13D on behalf of Pinetree Resource. Except as specifically provided herein, this Amendment does not modify any of the information previously reported in the
Schedule 13D, and should be read in conjunction with, and is qualified in its entirety by reference to, the Schedule 13D.


ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

        2. Resolution of the Partners of Pinetree Resource Partnership



                                Page 7 of 9 pages

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:     May 5, 2006

                                          PINETREE RESOURCE PARTNERSHIP


                                          By: /s/ Larry Goldberg
                                              ---------------------------------
                                               Name: Larry Goldberg
                                               Title:  A.S.O.


                                          GENEVEST INC.


                                          By: /s/ Larry Goldberg
                                              ---------------------------------
                                               Name: Larry Goldberg
                                               Title:  Chief Financial Officer


                                          EMERALD CAPITAL CORP.


                                          By: /s/ Sheldon Inwentash
                                              ---------------------------------
                                               Name: Sheldon Inwentash
                                               Title: President


                                          PINETREE CAPITAL LTD.


                                          By: /s/ Larry Goldberg
                                              ---------------------------------
                                               Name: Larry Goldberg
                                               Title: Executive Vice President
                                               and Chief Financial Officer


                                          /s/ Sheldon Inwentash
                                          ---------------------------------
                                          Sheldon Inwentash


                                Page 8 of 9 pages

                                                                       Exhibit 2

                          RESOLUTION(S) OF THE PARTNERS

                                       OF

                PINETREE RESOURCE PARTNERSHIP (THE "PARTNERSHIP")


BE IT RESOLVED that Larry Goldberg be and he is hereby authorized and empowered on behalf of the Partnership to accept and convey, assign, transfer or otherwise dispose of all or any shares, stocks, bonds, debentures, or debenture stock and other securities of every description now or hereafter registered in the name of the Partnership or held or owned by the Partnership and to make, sign and execute on behalf of the Partnership all and any instruments of acceptance, assignment and transfer and other documents whenever necessary or proper to effectuate the same with full power to appoint in their place and stead any attorney or attorneys with full power of substitution therein, and that any and all instruments of acceptance, assignment and transfer and other documents in connection therewith and heretofore signed and executed on behalf of the Partnership in accordance with the authority set out above are hereby ratified and confirmed.

THE UNDERSIGNED, being all the partners of the Partnership, hereby sign the foregoing resolution.

DATED as of the 20th day of April, 2006.


PINETREE CAPITAL LTD.


Per:     /s/ Sheldon Inwentash
         ------------------------
         SHELDON INWENTASH
         Chairman and CEO


GENEVEST INC.


Per:     /s/ Larry Goldberg
         ------------------------
         LARRY GOLDBERG
         Chief Financial Officer


EMERALD CAPITAL CORP.


Per:  /s/ Sheldon Inwentash
         ------------------------
         SHELDON INWENTASH
         President



                                Page 9 of 9 pages